Exhibit 4.5

FOURTH AMENDMENT

to the

RIGHTS AGREEMENT

between

REDBACK NETWORKS INC.

and

U.S. STOCK TRANSFER CORPORATION

This Fourth Amendment (the “Amendment”) to the Rights Agreement is made and entered into as of May 9, 2006 between REDBACK NETWORKS INC., a Delaware corporation (the “Company”), and U.S. STOCK TRANSFER CORPORATION, as Rights Agent (the “Rights Agent”).

B A C K G R O U N D

WHEREAS, the Company and the Rights Agent entered into a Rights Agreement dated as of June 12, 2001, which was amended on May 21, 2002, October 2, 2003 and January 5, 2004 (the “Rights Agreement”);

WHEREAS, Section 27 of the Rights Agreement provides that, in certain circumstances, the Company may supplement or amend the Rights Agreement without the approval of any holders of Rights;

WHEREAS, TCV IV, L.P. and TCV IV Strategic Partners, L.P. (the “Investors”) may purchase shares of the Common Stock, par value $0.0001 per share, in the proposed public offering contemplated by the proposed May 9, 2006 prospectus supplement to the Registration Statement on Form S-3ASR (Registration No. 333-133903) initially filed by the Company with the United States Securities and Exchange Commission on May 8, 2006 (the “Offering”);

WHEREAS, on May 9, 2006, the Investors entered into an agreement with Alta Partners LTD and Alta Partners Discount Convertible Arbitrage LTD (together, “Alta”), for which Quattro Global Capital, LLC serves as investment manager, pursuant to which the Investors will purchase 1,927,500 shares of the Common Stock from Alta (the “Quattro Sale Transaction”);

WHEREAS, the Investors may acquire additional shares of the Common Stock from time to time in various types of transactions, including but not limited to, open market purchases and privately negotiated transactions;

WHEREAS, on May 5, 2006, the Board of Directors of the Company resolved to amend the Rights Agreement to render the Rights inapplicable to shares of the Common Stock acquired by the Investors pursuant to (i) the Offering, (ii) the Quattro Sale Transaction and (iii) other transactions to the extent that such acquisitions do not cause the aggregate shares of the Common Stock held by the Investors and their affiliates to exceed 19.9% beneficial ownership (calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the Common Stock; and

WHEREAS, the Company desires to modify the terms of the Rights Agreement in certain respects as set forth herein, and in connection therewith, is entering into this Amendment and directing the Rights Agent to enter into this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Effect of Amendment. Except as expressly provided herein, the Rights Agreement shall be and remain in full force and effect.

2. Capitalized Terms. All capitalized, undefined terms used in this Amendment shall have the meanings assigned thereto in the Rights Agreement.

Removal of Certain Definitions. The definitions for “Market Purchases” and “Warrants” contained in Section 1 of the Rights Agreement shall be removed from the Rights Agreement and shall have no further force or effect.

3. Amendment to Section 1(a). Section 1(a) of the Rights Agreement is hereby amended by deleting the sentence added to Rights Agreement pursuant to Section 4 of the Third Amendment to the Rights Agreement between the Company and the Rights Agent dated January 5, 2004 and replacing it with following new sentence:

“Notwithstanding any of the foregoing, neither of the Investors nor any of their Affiliates or Associates shall be an “Acquiring Person” unless and until the Investors or any of their Affiliates or Associates shall become the Beneficial Owner of greater than 19.9% of the shares of Common Stock then outstanding, excluding for the purpose of such calculation the Director Grants or any shares of Common Stock issued upon exercise thereof; provided, however, that neither of the Investors nor any of their Affiliates or Associates shall become an “Acquiring Person” as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares of Common Stock beneficially owned by such Person to greater than 19.9% of the shares of Common Stock then outstanding, provided, however, that if either of the Investors or any of their Affiliates or Associates shall become the Beneficial Owner of greater than 19.9% of the shares of Common Stock then outstanding by reason of such share acquisitions by the Company, or pursuant to a split or subdivision of the outstanding Common Stock or Series B Preferred, or pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or Series B Preferred other than any shares of Common Stock issued pursuant to Section (d)(xiii) of the Certificate of Designation with respect to the Series B Preferred as payment for accrued dividends on the Series B Preferred, which shall be attributed to the Investors and their Affiliates and Associates, and shall thereafter become the Beneficial Owner of any additional shares of Common Stock (other than through Director Grants or any exercise thereof), then such Person shall be deemed to be an “Acquiring Person” unless upon becoming the Beneficial Owner of such additional shares of Common Stock such Person does not beneficially own greater than 19.9% of the shares of Common Stock then outstanding.”

4. Effective Date. This Amendment is effective as of the date hereof.

5. Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to the conflicts or choice of law principles thereof.

6. Counterparts. This Amendment may be executed in separate counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

7. Fax Transmission. A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of the Amendment as well as any facsimile, telecopy or other reproduction thereof.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the day first above written.

REDBACK NETWORKS INC.

By:	/S/ BETH FRENSILLI
Name: Beth Frensilli Title: Vice President and General Counsel

U.S. STOCK TRANSFER CORPORATION as Rights Agent

By:	/S/ BRIDGET BARELA
Name: Bridget Barela Title: Assistant Vice President

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